Item 14 - Exhibit 10(e)

                 DEFERRED COMPENSATION AGREEMENT

                    Dated as of


     M. A. HANNA COMPANY, a Delaware corporation ("Hanna"), and
_________________________ ("Executive") hereby agree as follows:

     1. Upon the retirement of the Executive from the employ of Hanna on or after his having reached sixty (60) years of age, Hanna shall, subject to the terms and conditions of this Agreement and commencing with the later of (a) the Executive's retirement or (b) five (5) years from the date of this Agreement, pay to him each month the sum set forth in Appendix I opposite his age at his retirement. Payments shall be made for the period shown in Appendix I.

     2. If the Executive leaves the employ of Hanna before he reaches the later of (a) sixty (60) years of age or (b) five (5) years from the date of this Agreement for any reason other than his death or his permissible early retirement under one of Hanna's early retirement plans, Hanna shall have no obligation under this Agreement except to allow the Executive to purchase the Policy as specified in paragraph 6 hereof.

          If the Executive dies before he reaches the later of (a) or (b) in this paragraph 2, the proceeds specified in the Policy (as defined in paragraph 6 hereof) shall be paid to the beneficiary designated as described in paragraph 5 hereof (or, if no beneficiary is designated, pursuant to the provisions of paragraph
5), and Hanna shall have no obligation under this Agreement.

          If the Executive takes permissible early retirement under one of Hanna's early retirement plans before he reaches sixty (60) years of age and provided that he makes the premium payments specified in paragraph 7 hereof, then for purposes of this Agreement he shall be deemed to have retired at sixty (60) years of age and Hanna shall make payments to him as specified in paragraph 1 hereof commencing on the later of (a) or (b) in this paragraph 2.

     3. If the Executive shall die prior to his retirement but on or after the later of (a) his having reached sixty (60) years of age or (b) five years from the date of this Agreement, Hanna shall pay each month to the Executive's designated beneficiary, the sum set forth in Appendix I that would have been paid if the Executive had retired at age 65. Payments shall begin as soon as practicable after the Executive's death and shall continue for a period of fifteen (15) years.

          If the Executive shall die prior to his retirement, but before the later of (a) or (b) in this paragraph 3, the proceeds specified in the Policy (as defined in paragraph 6 hereof) shall be paid to the beneficiary designated as described in paragraph 5 hereof (or, if no beneficiary is designated, pursuant to the provisions of paragraph 5), and Hanna shall have no obligation under this Agreement.

     4. If the Executive shall die after becoming eligible for payments as specified in paragraph 1 above, but prior to receiving the last monthly installment, the remaining installments shall be paid as they become due to the Executive's designated beneficiary.

     5. The Executive shall designate his beneficiary in a writing filed with and acceptable to Hanna which may be modified by the Executive at any time. If the Executive fails to designate a beneficiary, installments otherwise payable to the designated beneficiary shall be paid as they become due to the duly appointed executor, administrator or other personal representative of the Executive's estate.

     6. Hanna will purchase an insurance policy (the "Policy") on the life of the Executive and will be the sole owner of the Policy. If the Executive leaves Hanna for any reason other than death or retirement or if the Company wishes to terminate the Policy, the Executive may purchase the Policy from Hanna for its cash surrender value at that time, provided that the employee has worked for Hanna for at least five (5) years from the Policy issuance date.

     7. The Executive will contribute to the cost of the benefits under this Agreement and the Policy by making premium payments as notified by Hanna but in no case greater than the amount shown in Appendix II. During the Executive's employment with Hanna, premium payments will be deducted by Hanna twice each month from the Executive's compensation. When the Executive is no longer employed by Hanna, he will make payments once per year in the amount shown.

          If for any reason the Executive fails to make a premium payment when it is due, Hanna shall notify him of that fact. If Hanna has sent him a second notice, by registered mail, and the Executive still fails to make such premium payment, Hanna shall be entitled to terminate this Agreement and the Policy, and be relieved of all further obligations under this Agreement, sixty
(60) days after sending the second notice.

     8. This Agreement may not be terminated by Hanna after the Executive's death. It may be terminated by Hanna prior to the later of (a) the Executive's reaching sixty (60) years of age or
(b) five (5) years from the date of this Agreement, by written notice sent to the Executive, as of a date not less than thirty
(30) days after the date of sending that notice, but only on the following terms and conditions:

     (i) Hanna terminates identical or similar deferred compensation agreements with respect to all other living employees who have not yet attained the later of (a) or (b) in this paragraph 8; and

     (ii) If such termination occurs at any time after three
          (3) full years following the date of this Agreement, the Executive shall be eligible for, and entitled to, irrevocably vested deferred compensation, commencing on or after the Executive's retirement as stipulated in this Agreement, in an amount as set forth in paragraph 1 above, and any amendments thereto, multiplied by a fraction of which the numerator is the number of full years from the date of this Agreement to the date of such termination and the denominator is the number of full years from the date of this Agreement to the date when the Executive has fulfilled his obligation to make premium payments required under this Agreement.

     Notwithstanding any provision to the contrary herein, Hanna shall not have the right to amend or terminate this Agreement or the Policy after a change in control of Hanna, as hereinafter defined, occurs except for nonpayment of premiums by the Executive as specified in paragraph 7 above.

     For purposes of this Agreement, the term "change in control" of Hanna shall have occurred if and when any of the following events shall have occurred:

     (a) Hanna enters into an agreement to merge, consolidate or reorganize into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined in subparagraph (c) below) of Hanna immediately prior to such transaction;

     (b) Hanna enters into an agreement to sell or otherwise transfer all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than 75% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting stock of Hanna immediately prior to such sale or transfer;

     (c) The filing on Schedule 13D or schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13 (d) (3) or Section 14 (d) (2) of the Exchange Act) has become, the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Hanna ("Voting Stock");

     (d) Hanna files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or
          Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Hanna has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

     (e) During any period of two consecutive years, individuals who constitute the Directors of Hanna at the beginning of any such period cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Hanna's stockholders, of each new Director was approved by a vote of at least two-thirds of the Directors of Hanna then still in office who were Directors of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of subparagraphs (c) or (d) above hereof a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) Hanna, (ii) an entity in which Hanna directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Hanna-sponsored employee stock ownership plan or other employee benefit plan of Hanna, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because Hanna reports that a change in control of Hanna has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

     In the event that any such agreement to merge, consolidate, reorganize or sell or otherwise transfer assets referred to in subparagraphs (a) or (b) above is terminated without such merger, consolidation, reorganization or sale or transfer having been consummated, or the person filing such Schedule 13D or Schedule 14D-1 referred to in subparagraph (c) above files an amendment to such Schedules disclosing that it no longer is the beneficial owner of securities representing 30% or more of the Voting Stock of Hanna, or Hanna reports that the change of control which it reported in the filing referred to in subparagraph (d) above will not in fact occur, any executive officer of Hanna may be notice to the Executive nullify the operation of this Agreement by reason of such Change in Control, without prejudice to any exercise by the Executive of his rights under this Agreement that may have occurred prior to such nullification.

     In the event a change in control of Hanna occurs, the rights and benefits of the Executive hereunder will continue in full force and effect, subject only to payment by the Executive on a timely basis of his share of the premiums stipulated in this Agreement. The Executive shall receive timely notice of all premium payments due after a change in control of Hanna.

     9. Except as permitted by this Agreement or in accordance with a qualified domestic relations order as defined in Section 414(p) of the Internal Revenue Code, no rights of any kind under this Agreement shall, without the written consent of Hanna, be transferable or assignable by the Executive, any designated beneficiary or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary.

          If the Executive or any other person attempts to assign, transfer, alienate or encumber his rights to receive payments hereunder (except as permitted by this Agreement) or permits the same to be subject to alienation, garnishment, attachment, execution or levy of any kind, Hanna shall have no further obligation under this Agreement.

     10. If the Executive shall, at any time while he is receiving payments pursuant to the Agreement, acquire five percent (5%) or more of the voting stock of a competing business or be employed by a competing business, or shall take any action inimical to the interest of Hanna, Hanna shall be relieved of all further obligations hereunder. A competing business shall be any business which is (i) substantially similar to the whole or any significant part of the business then being conducted by Hanna and its subsidiaries and (ii) conducted within twenty-five (25) miles of any place of business maintained by Hanna and its subsidiaries.

     11. This Agreement is not nor does it contain an offer or commitment by Hanna to continue the Executive's employment with Hanna for any period of time.

     12. All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board of Directors or a Committee of the Board of Directors of Hanna, whose decision shall be final and conclusive upon all persons.

     13. The undertakings of Hanna herein constitute merely the unsecured promise of Hanna to make the payments as provided for herein. No property of Hanna is or shall be, by reason of this Agreement, held in trust for the Executive, any designated beneficiary or other person, and neither the Executive nor any designated beneficiary or any other person shall have by reason of this Agreement, any right, title or interest of any kind in or to any property of Hanna.

     14. Hanna will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation or entity, unless such other corporation or entity shall assume this Agreement and upon such assumption the Executive and the successor corporation or entity shall become obligated to perform the terms and conditions hereunder. This provision shall continue to apply in the event of any subsequent merger, consolidated or transfer of assets.

     15.  This Agreement shall be effective as of ________________.

     IN WITNESS WHEREOF, M. A. Hanna Company has caused this
Agreement to be duly executed and the Executive has executed this
Agreement, in triplicate, on this _______ day of _______________,
______.
                                   M. A. HANNA COMPANY

                                   By

________________________
Executive